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                                                                      Exhibit 21

                                  SUBSIDIARIES


Sonomed, Inc.

Escalon Vascular Access, Inc.

Escalon Medical Europe GmbH

Escalon Digital Vision, Inc.

Escalon Pharmaceutical, Inc.

Escalon Holdings, Inc.

Drew Scientific Group, Plc

Drew Scientific Group, Inc.